Exhibit (a)(1)(L)

Offer to Purchase for Cash

by

LABRANCHE & CO INC.

of

Up to 15,000,000 Shares of its Common Stock

at a Purchase Price of $4.60 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 1, 2010,

UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 29, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by LaBranche & Co Inc., a Delaware corporation (the “Company”), to purchase for cash up to 15,000,000 shares of its common stock, par value $0.01 per share, at a price of $4.60 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to shares shall refer to the common stock of the Company.

On the terms and subject to the conditions of the Offer, the Company will purchase all shares properly tendered before the Expiration Time (as defined in the Offer to Purchase) and not properly withdrawn at the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, on the terms and subject to the conditions of the Offer, including its proration provisions and “odd lot” provisions. The Company reserves the right, in its sole discretion, to purchase more than 15,000,000 shares in the Offer, subject to applicable law. The Company will return shares not purchased because of proration provisions to the tendering stockholders at the Company’s expense promptly after the Offer expires. See Sections 1 and 3 of the Offer to Purchase.

If the number of shares properly tendered is less than or equal to 15,000,000 shares (or such greater number of shares as the Company may elect to purchase pursuant to the Offer, subject to applicable law), the Company will, on the terms and subject to the conditions of the Offer, purchase at the purchase price all shares so tendered.

On the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 15,000,000 shares (or such greater number of shares as the Company may elect to purchase, subject to applicable law) are properly tendered, the Company will buy shares first, from all stockholders who own beneficially or of record, an aggregate of fewer than 100 shares (an “Odd Lot Holder”), and who properly tender all their shares, and second, on a pro rata basis from all other stockholders who properly tender shares. See Sections 1, 3 and 5 of the Offer to Purchase.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions set forth in Section 7 of the Offer to Purchase.

2. The Offer, withdrawal rights and proration period will expire at 5:00 p.m., New York City time, on March 1, 2010, unless the Company extends the Offer.

3. The Offer is for 15,000,000 shares, constituting approximately 29.1% of the total number of issued shares of the Company’s common stock as of January 22, 2010.

4. Tendering stockholders who are registered stockholders or who tender their shares directly to BNY Mellon Shareowner Services will not be obligated to pay any brokerage commissions or fees to the Company, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.

5. If you are an Odd Lot Holder and you instruct us to tender on your behalf all of the shares that you own before the expiration of the Offer and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered and not properly withdrawn.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on March 1, 2010, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of the Company’s common stock. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s Board of Directors has approved the Offer. However, neither the Company nor any member of its Board of Directors, nor the Depositary, or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender and, if so, how many shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See Section 2 of the Offer to Purchase. You should discuss whether to tender your shares with your broker or other financial or tax advisor. George M.L. LaBranche, IV, our Chairman, Chief Executive Officer and President has advised us that he intends to tender 500,000 shares of the 3,701,094 shares he beneficially owns (representing 0.9% of our outstanding shares as of January 22, 2010) in the Offer. Other than Mr. LaBranche, all of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. See Section 11 of the Offer to Purchase.

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash

by

LABRANCHE & CO INC.

of

Up to 15,000,000 Shares of its Common Stock

at a Purchase Price of $4.60 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 1, 2010,

UNLESS THE OFFER IS EXTENDED.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 29, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by LaBranche & Co Inc., a Delaware corporation (the “Company”), to purchase for cash up to 15,000,000 shares of its common stock, par value $0.01 per share, at a price of $4.60 per share, net to the seller in cash, less any applicable withholding tax and without interest, on the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

In participating in the Offer to purchase for cash, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Company as provided in the Offer; (2) the undersigned is voluntarily participating in the Offer; (3) the purchase price being offered to stockholders for their shares does not reflect any independent valuation of the Company’s common stock and the Company has not obtained a fairness opinion from any banking or other firm as to the fairness of the purchase price or the relative values of the Company’s common stock and the purchase price; (4) the future value of the Company’s common stock is unknown and cannot be predicted with certainty; (5) any foreign exchange obligations triggered by the undersigned’s tender of shares or the recipient of proceeds are solely his or her responsibility; and (6) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the offer and the disposition of shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Company, its subsidiaries, and third party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer.

The undersigned understands that the Company holds certain personal information about him or her, including, as applicable, but not limited to, the undersigned’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, nationality, any shares of stock held in the Company, details of all options or any other entitlement to shares outstanding in the undersigned’s favor, for the purpose of implementing, administering and managing his or her stock ownership (“Data”). The undersigned understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in his or her country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than his or her country. The undersigned understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. The undersigned authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom held any shares of stock. The undersigned understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Offer. The undersigned understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company. The undersigned understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Offer. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the undersigned understands that he or she may contact the Company.

Number of shares to be tendered by you for the account of the undersigned:                                 shares*

*	Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

ODD LOTS

(See Instruction 12 of the Letter of Transmittal)

To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares.

☐ By checking this box, the undersigned represents that the undersigned owns, beneficially or of record, an aggregate of fewer than 100 shares and is tendering all of those shares.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s):

(Please Print)

Taxpayer Identification or Social Security Number:

Address(es):

(Including Zip Code)

Area Code/Phone Number:

Date:

CONDITIONAL TENDER

(See Instruction 14 to the Letter of Transmittal)

You may condition your tender of shares on the Company purchasing a specified minimum number of your tendered shares, all as described in Section 6 of the Offer to Purchase. Unless the minimum number of shares you indicate below is purchased by the Company in its Offer, none of the shares you tender will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

The minimum number of shares that must be purchased, if any are purchased, is:                      shares.

If, because of proration, the minimum number of shares that you designated above will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

The tendered shares represent all shares held by me.

The method of delivery of this document is at the option and risk of the tendering shareholder. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to assure delivery.

SIGN HERE:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

My Account Number With You: